Exhibit 10.8

EXECUTION VERSION

ENVIRONMENTAL INDEMNITY AGREEMENT
(MEZZANINE)

This ENVIRONMENTAL INDEMNITY AGREEMENT (MEZZANINE) (this “Agreement”) is made as of June 1, 2017 by NEW YORK REIT, INC., a Maryland corporation (“Indemnitor”), for the benefit of CPPIB CREDIT INVESTMENTS INC., a Canadian corporation with foreign jurisdiction (together with its successors and/or assigns, “Indemnitee”) and the other Indemnified Parties (defined below). As used herein “parties” or “Parties” means Indemnitors and Indemnitees and “party” or “Party” means any of them.

RECITALS

A.           Borrower (i) is the holder and owner of 100% of the ownership interests in WWP Office, LLC, a Delaware limited liability company (“Tower Owner”), the owner of certain property known as Worldwide Plaza and located in New York, New York (the “Office Tower”) and, (ii) the holder of 100% of the ownership interests in WWP Amenities Holdings, LLC (the “Amenities Owner”, and together with the Tower Owner, the “Owner”) which is the indirect owner of the Worldwide Plaza Amenities (the “Amenities”, and together with the Office Tower, the “Property”).

B.           This Agreement is given in connection with the modification of a loan in the original principal sum of ONE HUNDRED SIXTY FIVE MILLION AND NO/100 DOLLARS ($165,000,000.00) (the “Loan”) made by German American Capital Corporation, a Maryland corporation (“GACC”), and Bank of America, N.A., a national banking association (“BOA”; BOA and GACC together, “Original Lender”), collectively as lender, to WWP Mezz, LLC, a Delaware limited liability company (“Borrower”), pursuant to that certain Mezzanine Loan Agreement, dated as of February 25, 2013, between Borrower and Original Lender, as assigned to Lender pursuant to that certain Omnibus Assignment and Assumption Agreement dated as of February 27, 2013 made by Original Lender in favor of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), secured by that certain Pledge and Security Agreement, dated as of February 25, 2013, from Borrower for the benefit of Original Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Pledge”), and evidenced by that certain Promissory Note A-1 (Mezzanine), dated as of February 25, 2013, made by Borrower and payable to the order of GACC, in the original principal amount of EIGHTY TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($82,500,000.00), as assigned by GACC in favor of Lender pursuant to that certain Allonge dated as of February 27, 2013 (as may be amended, restated, replaced, supplemented or otherwise modified from time to time, “Note A-1”) and that certain Promissory Note A-2 (Mezzanine), dated as of February 25, 2013, made by Borrower and payable to the order of BOA in the original principal amount of EIGHTY TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($82,500,000.00), as assigned by BOA in favor of Lender pursuant to that certain Allonge dated as of February 27, 2013 (as may be amended, restated, replaced, supplemented or otherwise modified from time to time, “Note A-2”; Note A-1 and Note A-2, together, the “Note”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

C.           Original Lender has assigned all of its right, title and interest in and to the Loan to Indemnitee.

D.           On or about the date hereof, Borrower, Indemnitor, WWP Holdings, LLC, a Delaware limited liability company (“Holdings”), RCG Longview Equity Fund, L.P., a Delaware limited partnership (“RCG Longview Equity LP”), RCG Longview Equity Fund PA PSERS, L.P., a Delaware limited partnership (“RCG Longview Equity PA”), George Comfort & Sons, Inc., a New York corporation (“George Comfort”), and DRA G&I Fund VI Real Estate Investment Trust, a Maryland real estate investment trust (“DRA Fund”) (Holdings, RGC Longview Equity LP, RCG Longview Equity PA, George Comfort and DRA Fund shall be referred to herein collectively as the “Existing Indemnitors”), and Indemnitee are entering into a certain Reaffirmation and Acknowledgment Agreement (Mezzanine) (the “Reaffirmation Agreement”), pursuant to the terms of which, among other things, Indemnitee is consenting, subject to the terms and conditions set forth therein, to (i) the Transfer (as defined in the Reaffirmation Agreement) and (ii) certain modifications to the Loan Documents as set forth therein.

E. Indemnitor acknowledges receipt and approval of copies of the Loan Documents including, without limitation, the Reaffirmation Agreement.

F.           Indemnitor acknowledges that it owns, indirectly, a beneficial interest in or is an affiliate of Borrower and, as a result thereof, will receive substantial economic and other benefits from Indemnitee executing and delivering the Reaffirmation Agreement and modifying the Loan.

G.           Indemnitee is unwilling to execute and deliver the Reaffirmation Agreement and modify the Loan unless Indemnitor agrees to provide the indemnification, representations, warranties, covenants and other matters described in this Agreement for the benefit of the Indemnified Parties.

H.           Indemnitor is entering into this Agreement to induce Indemnitee to execute and deliver the Reaffirmation Agreement and to modify the Loan.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby represents, warrants, covenants and agrees for the benefit of the Indemnified Parties as follows:

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1.          Environmental Representations and Warranties. Except as otherwise disclosed by that/those report(s) listed on Schedule I attached hereto and made a part hereof in respect of the Property delivered to Indemnitee (referred to below as the “Environmental Report(s)”), a copy of which has been provided to Indemnitee, (a) there are no Hazardous Substances (defined below) or underground storage tanks in, on or under the Property, except those that are both (i) in compliance in all material respects with all Environmental Laws (defined below) and with permits issued pursuant thereto and (ii) fully disclosed to Indemnitee in writing pursuant to the Environmental Report(s); (b) there are no past or present Releases, and Indemnitor does not know of any threatened Releases (defined below) of Hazardous Substances in, on, under or from the Property which have not been, or are not being, remediated in accordance with Environmental Law; (c) Indemnitor does not know of any threat of any Release of Hazardous Substances migrating to the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been, or are not being resolved in accordance with Environmental Law; (e) Indemnitor does not know of and, to Indemnitor’s knowledge without inquiry, neither Indemnitor nor Owner has received any written notice or other written communication from any Person (including, but not limited to, any Governmental Authority) relating to Hazardous Substances or Remediation (defined below) thereof, possible liability of any Person pursuant to any Environmental Law, any other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; (f) Indemnitor does not know of, has not observed, and has not received, any written advice or other written communication from any Person (including, but not limited to, any Governmental Authority) that Toxic Mold (as defined below) is present in the indoor air of the Property at concentrations exceeding ambient air levels and no visible Toxic Mold is present on any building materials or surfaces at the Property for which the NYC Guidelines (as defined below) recommends or requires removal thereof by remediation professionals, and, to Indemnitor’s knowledge without inquiry, neither Indemnitor nor Owner is aware of any conditions at the Property that are likely to result in the presence of Toxic Mold in the indoor air at concentrations that exceed ambient air levels or on building materials or surfaces that would require such removal; and (g) Indemnitor and Owner have truthfully and fully provided to Indemnitee, in writing, any and all material information relating to environmental conditions in, on, under or from the Property that is actually known to Indemnitor or Owner, including, but not limited to, any reports, studies, or data relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property. Any reference to the “knowledge” of Indemnitor shall mean to the best knowledge of the personnel of Indemnitor who are in a position to have meaningful knowledge with respect to the subject matter which has been qualified to “Indemnitor’s Knowledge”.

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2.          Environmental Covenants. Indemnitor covenants and agrees that prior to the appointment of a receiver, foreclosure of the Property by Senior Lender, Senior Lender’s acceptance of a deed-in-lieu of foreclosure, foreclosure of the Collateral by Indemnitee or Indemnitee’s acceptance of an assignment-in-lieu of foreclosure, in each case following the occurrence and continuance of an Event of Default: (a) all uses and operations on or of the Property, whether by Indemnitor, Owner or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (b) Indemnitor shall, and shall cause Owner to, use commercially reasonable efforts to insure that there shall be no Releases of Hazardous Substances in, on, under or from the Property in violation of Environmental Laws; (c) there shall be no Hazardous Substances in, on or under the Property, except those that are both (i) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto and (ii) fully disclosed to Indemnitee in writing; (d) Indemnitor shall keep, and shall cause Owner to keep, the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Indemnitor or any other Person (the “Environmental Liens”); provided that it shall not be a default under the Loan Documents if any Environmental Liens are imposed if Borrower either (i) causes Owner to promptly commence the removal of such Environmental Liens and thereafter causes Owner to diligently and expeditiously remove the same, or (ii) after notice to Indemnitee, causes Owner to contest by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, the imposition of such Environmental Liens, so long as in either case (A) no Event of Default has occurred and is continuing, (B) such proceedings shall suspend the enforcement of such Environmental Liens, (C) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost, (D) Indemnitor shall, or shall cause Owner to, furnish such cash or other security as may be required in the proceeding (or at the reasonable request of the Indemnitee) to ensure removal of such Environmental Liens, together with all interest and penalties payable in connection therewith, and (E) such Environmental Lien is removed no later than one hundred and eighty (180) days after the occurrence of such Environmental Lien (or within two (2) years to the extent such Environmental Lien is being litigated by Owner and Owner is diligently and expeditiously prosecuting such litigation); (e) Indemnitor shall, and shall cause Owner to, at their sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Paragraph 3 of this Agreement, including, but not limited to, providing all relevant information and making knowledgeable Persons (in Indemnitor’s possession or control) available for interviews; (f) Indemnitor shall, or shall cause Owner to, at their sole cost and expense (but no more than once per calendar year, other than as provided in Paragraph 3 below), perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Indemnitee (including, but not limited to, sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Indemnitee the reports and other results thereof, and Indemnitee and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Indemnitor shall comply, and shall cause Owner to comply, at their sole cost and expense, with all reasonable written requests of Indemnitee to (i) effectuate Remediation as required pursuant to any Environmental Law of any environmental condition (including, but not limited to, a Release of a Hazardous Substance) in, on, under or from the Property; (ii) comply with any Environmental Law; (iii) comply with any directive from any Governmental Authority; and/or (iv) take any other action a prudent owner of similar type and quality property would take to protect human health or the environment against Hazardous Substances; (h) none of the Indemnitor shall do or knowingly allow, or cause or permit Owner to do or knowingly allow, any tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable environmental risk to any Person (whether on or off the Property), impairs or could reasonably be expected to impair the value of the Property or the Collateral, is contrary to any requirement of any insurer, or creates an environmental condition that constitutes a public or private nuisance, or creates an Environmental Condition that violates any covenant, condition, agreement or easement applicable to the Property; (i) if at any time hereafter, paint containing more than 0.5% lead by dry weight (“Lead Based Paint”) is suspected of being present on the Property, Indemnitor agrees, at its sole cost and expense and within twenty (20) days after Indemnitor becoming aware of such condition, to cause to be prepared an assessment report describing the location and condition of the Lead Based Paint (a “Lead Based Paint Report”) prepared by an expert, and in form, scope and substance customary for such reports for like type and quality properties, as reasonably acceptable to Indemnitee; (j) if at any time hereafter, asbestos or asbestos-containing material (“Asbestos”) is suspected of being present on the Property, Indemnitor agree, at its sole cost and expense and within twenty (20) days after Indemnitor becoming aware of such condition, to cause to be prepared an assessment report describing the location and condition of the Asbestos (an “Asbestos Report”) prepared by an expert, and in form, scope and substance customary for such reports for like type and quality properties, as reasonably acceptable to Indemnitee; (k) if at any time hereafter it is determined that the Property contains Lead Based Paint or Asbestos, on or before thirty (30) days following the date of such determination, Indemnitor shall, or shall cause Owner to, at their sole cost and expense, develop and implement, and thereafter diligently and continuously carry out (or cause to be developed and implemented and thereafter diligently and continually to be carried out), an operations, abatement and maintenance plan for the Lead Based Paint and/or Asbestos, as applicable, on the Property, which plan shall be prepared by an expert, and be in and in form, scope and substance customary for such reports for like type and quality properties, as reasonably acceptable to Indemnitee (together with any Lead Based Paint Report and/or Asbestos Report, as applicable, the “O&M Plan”), and Indemnitor agrees to diligently and continually implement (or cause to be implemented) the provisions thereof, it being understood and agreed that compliance with the O&M Plan shall require or be deemed to require, without limitation, the proper preparation and maintenance of all records, papers and forms required under the Environmental Laws; (l) in the event that any inspection or audit reveals the presence of Toxic Mold in the indoor air of the Property at concentrations exceeding ambient air levels or visible Toxic Mold on any building materials or surfaces at the Property for which the NYC Guidelines recommends or requires removal thereof by remediation professionals, Indemnitor shall, or shall cause Owner to, at their sole cost and expense, promptly remediate the Toxic Mold and perform post-remedial clearance sampling in accordance with the “Guidelines on Assessment and Remediation of Fungi in Indoor Environments” prepared by the New York City Department of Health (the “NYC Guidelines”), following which abatement of the Toxic Mold, Indemnitor shall, or shall cause Owner to, prepare and implement an Operations and Maintenance Plan for Toxic Mold and Moisture reasonably acceptable to Indemnitee and in accordance with the guidelines issued by the National Multi Housing Council; and (m) Indemnitor shall promptly after discovery notify Indemnitee in writing of (A) any presence or Release or threatened Release of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and/or (E) any written or oral notice or other communication of which Indemnitor or Owner becomes aware from any source whatsoever (including, but not limited to, any Governmental Authority) relating in any way to Hazardous Substances on, around, in, or under, the Property or Remediation thereof, possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property or any actual or potential administrative or judicial proceedings in connection with any environmental condition on the Property.

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3.          Indemnified Rights/Cooperation and Access. Notwithstanding anything to the contrary contained in Paragraph 2 above, in the event the Indemnified Parties have good faith reason to believe that an environmental condition exists on the Property that does not, in the sole discretion of the Indemnified Parties, (a) endanger any tenants or other occupants of the Property or their guests or the general public, or (b) materially and adversely affects the value of the Property or the Collateral, upon reasonable notice from the Indemnitee, Indemnitor shall, at Indemnitor’s sole cost and expense (unless the Indemnitor has already provided the reports provided in Section 2(f) above during the prior twelve (12) months, in which case, such assessment, audit, sampling, or other testing referred to below in this Paragraph 3 shall be at the indemnified Parties’ sole cost and expense), promptly cause an engineer or consultant satisfactory to the Indemnified Parties to conduct any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of the Indemnified Parties) and take any samples of soil, groundwater or other water, air or building materials or any other invasive testing requested by Indemnitee and promptly deliver to Indemnitee the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Indemnitee within a reasonable period or if the Indemnified Parties have reason to believe that an environmental hazard exists on the Property that, in the reasonable judgment of the Indemnified Parties, endangers any tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property or the Collateral, upon reasonable notice to Indemnitor (which may be given verbally), the Indemnified Parties and any other Person designated by the Indemnified Parties, including, but not limited to, any receiver, any representative of any Governmental Authority and/or any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times (subject to the rights of tenants which are not Affiliates of Borrower or Owner) to assess any and all aspects of the environmental condition of the Property and its use, including, but not limited to, conducting any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of the Indemnified Parties) and taking samples of soil, groundwater or other water, air or building materials and reasonably conducting other invasive testing, all at the cost and expense of the Indemnitor. The Indemnitor shall, and shall cause Owner to, cooperate with and provide the Indemnified Parties and any such Person designated by the Indemnified Parties with access to the Property, subject to the rights of tenants at the Property.

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4.          Indemnification. Indemnitor covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses (defined below) actually imposed upon, or incurred by, or asserted against, any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Substances in, on, above or under the Property; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Property; (c) any activity by Indemnitor, Owner, any Person affiliated with Indemnitor, Owner and/or any tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on or above the Property; (d) any activity by Indemnitor, Owner, any Person affiliated with Indemnitor, Owner and/or any tenant or other user of the Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violation of any Environmental Law (or of any permit issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including, but not limited to, any failure by Indemnitor, Owner, any Person affiliated with Indemnitor, Owner and/or any tenant or other user of the Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any environmental condition at, under, in, or related to the Property; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with an environmental condition at the Property, including, but not limited to, costs to investigate and assess such injury, destruction or loss; (i) any acts of Indemnitor, Owner, any Person affiliated with Indemnitor, Owner and/or any tenant or other user of the Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances; (j) any acts of Indemnitor, Owner, any Person affiliated with Indemnitor, Owner and/or any tenant or other user of the Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (k) any personal injury, wrongful death or property or other damage related to an environmental condition at, under, in, or related to the Property arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Property related to an environmental condition at the Property; and (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement.

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5.          Duty to Defend and Attorneys’ and Other Fees and Expenses. Upon written request by any Indemnified Party, Indemnitor shall defend such Indemnified Party(ies) against any claim for which indemnification is required hereunder (if requested by any Indemnified Party, in the name of the Indemnified Party), by attorneys and other professionals approved (in their reasonable discretion) by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding, provided that no compromise or settlement shall be entered without Indemnitor’s consent, which consent shall not be unreasonably withheld. Upon demand, Indemnitor shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of the reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

6.          Definitions. As used in this Agreement, the following terms shall have the following meanings:

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The term “Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and those relating to Lead Based Paint. The term “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration relating to the Property or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; imposing conditions or requirements in connection with permits or other authorization for lawful activity in connection with any environmental condition on the Property; relating to nuisance, trespass or other causes of action related to any environmental condition at the Property; and relating to wrongful death, personal injury or property or other damage in connection with any physical condition or use of the Property, based on an environmental condition.

The term “Hazardous Substances” includes, but is not limited to, any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, Lead Based Paint and Toxic Mold. Notwithstanding anything to the contrary contained herein, the term “Hazardous Substances” will not include substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily used or stored in similar properties, including, without limitation substances used for the purposes of cleaning, maintenance, or operations, substances typically used in construction, and typical products used in properties like the Property, and which are otherwise in compliance with all Environmental Laws. Furthermore, the term “Hazardous Substances” will not include substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily stocked and sold by tenants operating retail businesses of the types operated by the Tenants and which are otherwise in compliance with all Environmental Laws.

The term “Indemnified Parties” means Indemnitee, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved with the servicing of the Loan, any Person in whose name the encumbrance created by the Pledge Agreement is or will have been filed of record, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, Investors (as hereinafter defined) and/or prospective Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, the Collateral or the Property, whether during the term of the Loan or as a part of, or following a foreclosure of, the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Indemnitee’s assets and business).

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The term “Investor” means any purchaser, transferee, assignee, servicer, participant or investor or any credit rating agency.

The term “Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

The term “Losses” includes any losses, damages (excluding special, consequential or punitive damages except to the extent same are imposed on, incurred by or asserted against Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened by any other Person, not an Affiliate of Indemnitee, against Indemnitee), costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, fees of attorneys, engineers and environmental consultants and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials and other materials and substances, whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

The term “Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

The term “Remediation” includes, but is not limited to, any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance (including, with respect to Toxic Mold, providing any moisture control systems at the Property); any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing or laboratory or other analysis or evaluation relating to any Hazardous Substances or to anything referred to herein.

The term “Toxic Mold” means fungi that reproduces through the release of spores or the splitting of cells or other means and may pose a risk to human health or the environment or negatively affect the value of the Property, including, but not limited to, mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial volatile organic compounds.

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7.          Unimpaired Liability. The liability of Indemnitor under this Agreement shall in no way be limited or impaired by, and Indemnitor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Note, the Loan Agreement, the Pledge or any other Loan Document to or with Indemnitee by Borrower or any Person who succeeds Borrower or any Person as owner of the Collateral or the Property. In addition, the liability of Indemnitor under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by the Note, the Loan Agreement, the Pledge or any of the other Loan Documents, (ii) any sale or transfer of all or part of the Collateral or the Property, or any sale or other assignment by Indemnitor of its direct or indirect ownership interests in Borrower, (iii) except as provided herein, any exculpatory provision in the Note, the Loan Agreement, the Pledge or any of the other Loan Documents limiting Indemnitee’s recourse to the Property, the Collateral or to any other security for the Note, or limiting Indemnitee’s rights to a deficiency judgment against Indemnitor, (iv) the accuracy or inaccuracy of the representations and warranties made by Borrower under the Note, the Loan Agreement, the Pledge or any of the other Loan Documents or herein, (v) except as otherwise provided in this Agreement, the release of Indemnitor (including, if applicable, Borrower) or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the other Loan Documents, by operation of law, Indemnitee’s voluntary act, or otherwise, (vi) the release or substitution in whole or in part of any security for the Note, or (vii) Indemnitee’s failure to file any UCC financing statements (or Indemnitee’s improper filing thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Note; and, in any such case, whether with or without notice to Indemnitor and with or without consideration.

8.          Enforcement. The Indemnified Parties may enforce the obligations of Indemnitor without first resorting to or exhausting any security or collateral or without first having recourse to the Note, the Loan Agreement, the Pledge or any other Loan Documents or any of the Collateral, through foreclosure sale or otherwise, provided, however, that nothing herein shall inhibit or prevent Indemnitee from suing on the Note, foreclosing or exercising any power of sale under the Pledge or exercising any other rights and remedies thereunder. This Agreement is not collateral or security for the Obligations of Borrower pursuant to the Loan Agreement, unless Indemnitee expressly elects in writing to make this Agreement additional collateral or security for such Obligations of Borrower pursuant to the Loan Agreement, which Indemnitee is entitled to do in its sole and absolute discretion. It is not necessary for an Event of Default to have occurred pursuant to and as defined in the Pledge or the Loan Agreement for Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of the Loan Agreement to the contrary, the obligations of Indemnitor pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Loan Agreement; and Indemnitor expressly acknowledges and agrees that it is fully and personally liable for such obligations, and such liability is not limited to the original or amortized principal balance of the Loan or the value of the Collateral.

9.          Survival.

(a)          The obligations and liabilities of Indemnitor under this Agreement shall fully survive indefinitely, notwithstanding any termination, satisfaction, assignment, foreclosure on the Collateral or other exercise of Indemnitee’s rights or remedies under the Pledge, any other Loan Document or the UCC.

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(b)          Notwithstanding the foregoing, subject to the provisions of Paragraph 9(c) below, the obligations and liabilities of Indemnitor under this Agreement shall be subject to release:

a.	On the date which is three (3) years from the indefeasible payment in full of the Debt, subject to Paragraph 9(d) below.

b.	On the date which is three (3) years from the foreclosure on the Collateral by Indemnitee, subject to Paragraph 9(d) below.

c.	In connection with a Transfer under Section 7.1(b) of the Loan Agreement, provided all conditions to such Transfer are satisfied, including, without limitation, execution by Approved Replacement Guarantor(s) of an environmental indemnity in accordance with said Section 7.1(b).

d.	Upon the replacement of Indemnitor with an Approved Replacement Guarantor as provided in Section 8.1 of the Loan Agreement.

e.	Upon the release of Indemnitor under Section 8.1 of the Loan Agreement, without the appointment of an Approved Replacement Indemnitor to the extent the same is expressly permitted in said Section 8.1.

All the above releases shall be conditioned on the delivery to Indemnitee of an environmental report, prepared by an engineering firm or environmental consulting firm reasonably acceptable to Indemnitee, covering the period prior to the relevant release date which does not reflect any environmental condition not previously disclosed on the Environmental Report delivered on or prior to the Closing Date in connection with the Closing.

(c)          Any release provided above shall apply only with respect to any events first occurring following the date of the applicable release and only with respect to liabilities not resulting from the acts or omissions of the Indemnitor or its Affiliates.

(d)          If at any time any payment of the principal of or interest under the Note or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, Indemnitor’s obligations hereunder shall be reinstated as though such payment had been due but not made at such time.

(e)          Notwithstanding anything to the contrary contained herein, Indemnitor shall not be liable for any Loss caused directly by the acts of the Indemnitee or a receiver (or any agent or representative of, or party appointed by, a receiver) appointed in connection with a foreclosure action (unless such receiver (or its agent or representative) is acting at the direction of the Indemnitor or any of its respective Affiliates) following the Borrower’s loss of possession of the Property.

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10.         Interest. Any amounts payable to any Indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within ten (10) days of such demand therefor, shall bear interest at the Default Rate.

11.         Waivers.

(a)          Indemnitor hereby waives and relinquishes (i) any right or claim of right to cause a marshaling of Indemnitor’s assets or to cause Indemnitee or any other Indemnified Party to proceed against any of the security for the Loan before proceeding under this Agreement against Indemnitor; (ii) all rights and remedies accorded by applicable law to Indemnitor or guarantors generally, including any rights of subrogation which Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights, including, without limitation, any claim that such subrogation rights were abrogated by any acts of Indemnitee or any other Indemnified Party; (iii) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Indemnitee or any other Indemnified Party; (iv) notice of acceptance hereof and of any action taken or omitted in reliance hereon; (v) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or notice or demand except as expressly provided in this Agreement; and (vi) all homestead exemption rights against the obligations hereunder and the benefits of any statutes of limitations or repose. Notwithstanding anything to the contrary contained herein, Indemnitor hereby agrees to postpone the exercise of any rights of subrogation with respect to any collateral securing the Obligations until the Debt shall have been paid in full.

(b)          EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST, WITH REGARD TO THIS AGREEMENT, THE NOTE, THE PLEDGE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY INDEMNITOR.

12.         Subrogation. Indemnitor hereby agrees that it shall take any and all reasonable actions, including the institution of legal action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such Persons responsible for the presence of any Hazardous Substances at, in, on, under or near the Property or otherwise obligated by law to bear the cost. The Indemnified Parties shall be and hereby are subrogated to all of Indemnitor’s rights now or hereafter in such claims.

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13.         Indemnitor’s Representations and Warranties. Indemnitor represents and warrants that:

(a)          it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by Indemnitor has been duly and validly authorized; and all requisite action has been taken by Indemnitor to make this Agreement valid and binding upon Indemnitor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights;

(b)          its execution of, and compliance with, this Agreement is in the ordinary course of business of Indemnitor and will not result in the breach of any term or provision of the charter, by-laws, partnership, operating or trust agreement or other governing instrument of Indemnitor or result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Indemnitor, the Collateral or the Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Indemnitor, the Collateral or the Property is subject;

(c)          to the best of Indemnitor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, is reasonably likely to result in any material adverse change in the business, operations, financial condition, properties or assets of Indemnitor, or in any material impairment of the right or ability of Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Indemnitor contemplated herein, or which would be likely to impair materially the ability of Indemnitor to perform under the terms of this Agreement;

(d)          it does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(e)          to the best of Indemnitor’s knowledge, no approval, authorization, order, license or consent of, or registration or filing with, any Governmental Authority or other Person, and no approval, authorization or consent of any other Person, is required in connection with this Agreement; and

(f)          this Agreement constitutes a valid, legal and binding obligation of Indemnitor, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

14.         No Waiver. No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

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15.         Notice of Legal Actions. Each party hereto shall, within five (5) Business Days of receipt thereof, give written notice to the other parties hereto of (i) any written notice, advice or other written communication from any Governmental Authority or any source whatsoever with respect to Hazardous Substances on, from or affecting the Property in violation of Environmental Law, and (ii) any legal action brought against such party or related to the Property, with respect to which Indemnitor has liability under this Agreement. Such notice shall comply with the provisions of Paragraph 17 hereof.

16.         Examination of Books and Records. The Indemnified Parties and their accountants and other representatives shall have the right (except following the occurrence and during the continuance of an Event of Default, during normal business hours and upon reasonable notice) to examine the records, books and management and other papers of Indemnitor which reflect upon its financial condition, at the Property or at the office regularly maintained by Indemnitor where the books and records are located. The Indemnified Parties and their accountants and other representatives shall have the right to make copies and extracts from the foregoing records and other papers. In addition, at reasonable times and upon reasonable notice (which may be given verbally), the Indemnified Parties and their accountants and other representatives shall have the right to examine and audit the books and records of Indemnitor pertaining to the income, expenses and operation of the Property during reasonable business hours at the office of Indemnitor where the books and records are located.

17.         Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by email (with an additional copy to be delivered no later than the next Business Day thereafter by one of the other methods of service permitted under this Paragraph 17) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Paragraph 17. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the Business Day after the date of sending by email, provided an additional copy is delivered within one Business Day thereafter by one of the other methods of service permitted under this Paragraph 17), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

if to Indemnitee:	CPPIB Credit Investments Inc. One Queen Street East, Suite 2500 Toronto, Ontario M5C 2W5 Attn: Umang Patel and Jimmy Sohal Email: upatel@cppib.ca and jsohal@cppib.ca

with a copy to:	Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, New York 10019 Attn: Stephen Gliatta, Esq. Email: Steve.Gliatta@apks.com

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and a copy to:	Situs Asset Management LLC 5065 Westheimer Road, Suite 700E Houston, Texas 77056 Attn: Kevin Schmidt, Director Email: kevin.schmidt@situs.com

If to Indemnitor:	New York REIT, Inc. c/o Winthrop REIT Advisors, LLC 7 Bulfinch Place, Suite 500 Boston, Massachusetts 02114 Attn: Carolyn Tiffany Email: ctiffany@winthropcapital.com

With a copy to:	Proskauer Rose LLP 11 Times Square New York, New York 10036-8299 Attn: Steven L. Lichtenfeld, Esq. Email: SLichtenfeld@proskauer.com Facsimile: 212-969-2900

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Paragraph 17. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Indemnitee may also be given by Servicer.

18.         Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

19.         No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party or parties against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

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20.         Headings, Etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

21.         Number and Gender/Successors and Assigns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every Person constituting an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and permitted assigns of Indemnitor, all of whom shall be bound by the provisions of this Agreement. Each reference herein to Indemnitee shall be deemed to include its successors and assigns; provided that no obligation of Indemnitor may be assigned except in accordance with the Loan Agreement. This Agreement shall inure to the benefit of the Indemnified Parties and their respective successors, permitted assigns, heirs and legal representatives forever. The Indemnified Parties shall have the right to assign or transfer their rights under this Agreement in connection with any assignment of the Loan and the Loan Documents in accordance with the terms of the Loan Documents. Any assignee or transferee of Indemnitee (and the other Indemnified Parties) shall be entitled to all the benefits afforded to Indemnitee (and the other Indemnified Parties) under this Agreement. No Indemnitor shall have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of Indemnitee, except as provided in the Loan Agreement, and any attempted assignment without such consent shall be null and void.

22.         Release of Liability. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

23.         Rights Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the Note, the Pledge, the Loan Agreement or the other Loan Documents or would otherwise have at law or in equity.

24.         Inapplicable Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

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25.         Governing Law; Jurisdiction; Service of Process.

(a)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY INDEMNITOR AND ACCEPTED BY INDEMNITEE IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION RELATED HERETO, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND/OR THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST INDEMNITEE OR INDEMNITOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT ANY PARTY’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH PARTY AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS FOR SUCH PARTY SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH PARTY IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON INDEMNITOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH PARTY SHALL GIVE PROMPT NOTICE TO EACH OTHER PARTY OF ANY CHANGE IN THE ADDRESS FOR SUCH PARTY SET FORTH HEREIN. INDEMNITOR MAY (I) AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS AND WHICH SUBSTITUTE AGENT SHALL AT ALL TIMES BE THE SAME AGENT AS AUTHORIZED BY BORROWER UNDER THE LOAN AGREEMENT), AND (II) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF INDEMNITOR CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK.

26.         Miscellaneous.

(a)          Wherever pursuant to this Agreement (i) Indemnitee (or any other Indemnified Party) exercises any right given to it to approve or disapprove any matter, (ii) any arrangement or term is to be satisfactory to Indemnitee (or any other Indemnified Party), or (iii) any other decision or determination is to be made by Indemnitee (or any other Indemnified Party), the decision of Indemnitee (or such other Indemnified Party) to approve or disapprove such matter, all decisions that arrangements or terms are satisfactory or not satisfactory to Indemnitee (or such other Indemnified Party) and all other decisions and determinations made by Indemnitee (or such other Indemnified Party), shall be in the sole and absolute discretion of Indemnitee (or such other Indemnified Party) and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

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(b)          Wherever pursuant to this Agreement it is provided that Indemnitor pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable legal fees and disbursements of Indemnitee and the other Indemnified Parties, whether incurred by retained outside law firms, or as reimbursements for the expenses of in-house legal staff, or otherwise.

27.         Joint and Several Liability. To the extent that the Existing Indemnitors and Borrower, under that certain Environmental Indemnity Agreement, dated as of February 25, 2013, executed by the Existing Indemnitors and Borrower in favor of Original Lender (the “Other Environmental Indemnity”), have liability under the Other Environmental Indemnity for the same obligations and liabilities for which Indemnitor has liability under this Agreement, Indemnitor agrees that Indemnitor and the Existing Indemnitors and Borrower shall be jointly and severally liable for such obligations and liabilities.

28.         Recitals. The recitals hereof are a part hereof, form a basis for this Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.

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IN WITNESS WHEREOF, this Agreement has been executed by Indemnitor and is effective as of the day and year first above written.

INDEMNITOR:

NEW YORK REIT, INC., a Maryland corporation

By:	/s/ Wendy Silverstein
	Name:	Wendy Silverstein
	Title:	Chief Executive Officer

SCHEDULE I

LIST OF ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessment of Worldwide Plaza, dated as of January 31, 2013 by EMG

Sch. I